Consent of Independent Registered Public Accounting Firm

Cardiff Oncology, Inc.
San Diego, California

We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 24, 2022, relating to the financial statements of Cardiff Oncology, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

San Diego, California
July 12, 2022